STATE of DELAWARE
CERTIFICATE of TRUST



This Certificate of Trust, dated as of this 19th day of September 2002, is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del.
C. Section 3801 et seq.) and sets forth the following:


* First: The name of the trust is ___The Pennsylvania Avenue Funds_____________
___________________________________________________________________



* Second: The name and address of the Registered Agent and the Registered Office is
_Harvard Business Services, Inc._________________________________________
_25 Greystone Manor __________________________________________________
_ Lewes, Sussex County, Delaware, 19958-9776_____________________________


* Third: This Certificate shall be effective immediately upon filing.


* Fourth: LIMITATION OF LIABILITY. Pursuant to section 3804(a) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, established pursuant to the terms of the Agreement and Declaration of Trust, shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust intends to register as an investment company under the Investment Company Act of 1940, as amended.



BY: ______/s/ Thomas Kirchner_____
Trustee

NAME: _____Thomas F. M. Kirchner____
(Type or Print)